Exhibit 5.1

April 29, 2010

Advance Auto Parts, Inc.

5008 Airport Road

Roanoke, Virginia 24012

Re:	Registration Statement on Form S-3 of

Advance Auto Parts, Inc.

Ladies and Gentlemen:

We have acted as special counsel for Advance Auto Parts, Inc., a Delaware corporation (the “Company”), and its direct and indirect subsidiaries listed on Schedule I hereto (the “Subsidiary Guarantors”) in connection with the public offering of $300,000,000 aggregate principal amount of the Company’s 5.750% Notes due 2020 (the “Notes”), pursuant to a shelf Registration Statement on Form S-3 (File No. 333-166291) under the Securities Act of 1933, as amended (the “Act”) (as amended and supplemented from time to time, the “Registration Statement”) and a prospectus supplement dated April 26, 2010 filed by the Company with the Securities and Exchange Commission on April 27, 2010 pursuant to Rule 424(b) under the Act (the “Prospectus Supplement” and, together with the prospectus dated April 26, 2010, the “Prospectus”).

The Notes are being offered and sold by the Company pursuant to the Underwriting Agreement, dated April 26, 2010 among the Company and Banc of America Securities LLC and J.P. Morgan Securities Inc., as Representatives of the several underwriters named therein (the “Underwriting Agreement”). The Notes will be issued as senior indebtedness of the Company under an indenture between the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association (the “Trustee”), dated as of April 29, 2010 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of April 29, 2010 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The Notes are guaranteed on an unsecured basis (the “Subsidiary Guarantees” and, together with the Notes, the “Securities”) by each of the Subsidiary Guarantors. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus other than as to the validity of the Securities.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, and we have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Notes and the corporate or limited liability company proceedings, as applicable, of the Subsidiary Guarantors with respect to the authorization of the issuance of the Subsidiary Guarantees. We have also examined and relied upon originals or copies of such agreements, instruments, corporate or limited liability company records, certificates and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

For purposes of this opinion, we have made such examination of law as we have deemed necessary. This opinion is limited solely to (i) the internal substantive laws (other than tax, antitrust, usury, insolvency, fraudulent conveyance transfer laws, blue sky and securities laws, as to which we express no opinion) of the State of New York as applied by courts located in New York without regard to choice of law, (ii) the Delaware General Corporation Law (“DGCL”) and applicable provisions of the Delaware Constitution, as applied by courts located in Delaware (the “Delaware Law”) and reported judicial decisions interpreting the Delaware Law, (iii) the Massachusetts Business Corporations Act (“MBCA”) and applicable provisions of the Massachusetts Constitution, as applied by courts located in Massachusetts (the “Massachusetts Laws”) and the reported judicial decisions interpreting such Massachusetts Laws and (iv) the Virginia Stock Corporation Act (“VSCA”), the Virginia Limited Liability Company Act (“VLLCA”) and applicable provisions of the Virginia Constitution, in each case as applied by courts located in Virginia (the “Virginia Laws”) and reported judicial decisions interpreting such Virginia Laws, in each case to the extent the same may apply to or govern the transactions contemplated by the Registration Statement, and we express no opinion as to the laws of any other jurisdiction. We express no opinion whatsoever as to the compliance or noncompliance by any person with any antifraud or information delivery provision of any state or federal laws, rules and regulations, and no inference regarding such compliance or non-compliance may be drawn from any opinion herein.

We have assumed:

(a)	the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document;

(b)	that the Indenture has been duly authorized and validly executed by the Company in accordance with the DGCL, and by each Subsidiary Guarantor in accordance with the DGCL, MBCA, VSCA or VLLCA as applicable to each such Subsidiary Guarantor, and delivered by the Company and each Subsidiary Guarantor to the Trustee;

(c)	that the Trustee has duly executed and delivered the Indenture;

(d)	that the Notes will be duly executed and delivered upon the payment of the consideration specified in the Underwriting Agreement;

(e)	that (i) the execution, delivery and performance by the Company and each of the Subsidiary Guarantors, if applicable, of the applicable Indenture will not violate the laws of the jurisdiction of incorporation or formation, as the case may be, of the Company and each such Subsidiary Guarantor or any other applicable laws (excepting the laws of the State of New York); and (ii) the execution, delivery and performance by the Company and each Subsidiary Guarantor of the Indenture and Subsidiary Guarantees will not constitute a breach or violation of any agreement or instrument that is binding upon the Company or any such Subsidiary Guarantor; and

(f)	that with regard to the Subsidiary Guarantors, (i) with respect to each Subsidiary Guarantor that is a Delaware corporation (A) the Subsidiary Guarantor is an indirect, wholly owned subsidiary of the Company and (B) the Subsidiary Guarantee is necessary or convenient to the conduct, promotion or attainment of the business of the Company, (ii) with respect to the Subsidiary Guarantor that is a Massachusetts corporation, the Company owns, directly or indirectly, all of the outstanding capital stock of such Subsidiary Guarantor, and (iii) with respect to each Subsidiary Guarantor that is either a Virginia corporation or Virginia limited liability company, the Subsidiary Guarantee is necessary or convenient to carry out the business and affairs of such Subsidiary Guarantor.

Our opinions set forth below with respect to enforceability of the Notes and the Subsidiary Guarantees are subject to the following general qualifications:

(a)	the enforceability of any obligation of the Company or any Subsidiary Guarantor may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshalling or other laws and rules affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights);

(b)	the enforcement of any rights may in all cases be subject to an implied duty of good faith and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity);

(c)	we express no opinion as to the enforceability of any particular provision of any of the Registration Statement, the Prospectus or the Indenture relating to (i) waivers of rights to object to jurisdiction or venue, or consents to jurisdiction or venue, (ii) waivers of rights to (or methods of) service of process, or rights to trial by jury, or other rights or benefits bestowed by operation of law, (iii) waivers of any applicable defenses, setoffs, recoupments or counterclaims, (iv) the granting of any power of attorney or of any proxy to any person, (v) exculpation or exoneration clauses, clauses relating to rights of indemnity or contribution, and clause relating to releases or waivers of unmatured claims or rights, (vi) waivers or variations of legal provisions or rights which are not capable of waiver or variation under applicable law, or (vii) the imposition or collection of interest on overdue interest or providing for a penalty rate of interest or late charges on overdue or defaulted obligations, or the payment of any premium, liquidated damages or other amount that may be held by any court to be a “penalty” or a “forfeiture”;

(d)	we express no opinion as to the effect of suretyship defenses, or defenses in the nature thereof, with respect to the obligations of any Subsidiary Guarantor; and

(e)	we express no opinion as to the effect of events occurring, circumstances arising or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

Based upon and subject to the foregoing, we are of the opinion that (i) the Notes, when authenticated and delivered by the Trustee and executed and issued by the Company, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and (ii) the Subsidiary Guarantees, when executed and issued by the Subsidiary Guarantors, will constitute valid and binding obligations of the Subsidiary Guarantors, enforceable against each such Subsidiary Guarantor in accordance with their terms.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement included in the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ BINGHAM McCUTCHEN LLP

BINGHAM McCUTCHEN LLP

Schedule I

Subsidiary	Jurisdiction of Organization or Formation

Advance Stores Company, Incorporated	Virginia

Advance Trucking Corporation	Virginia

Advance Auto Innovations, LLC	Virginia

Advance Aircraft Company, Inc.	Virginia

Advance Auto of Puerto Rico, Inc.	Delaware

Advance Patriot, Inc.	Delaware

Autopart International, Inc.	Massachusetts

Advance Auto Business Support, LLC	Virginia

Crossroads Global Trading Corporation	Virginia

Discount Auto Parts, LLC	Virginia

E-Advance, LLC	Virginia

TTR, Inc.	Delaware

Western Auto of Puerto Rico, Inc.	Delaware

Western Auto of St. Thomas, Inc.	Delaware

Western Auto Supply Company	Delaware